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                                                                   Exhibit 10(m)

                                 AMENDMENT NO. 4
                                       TO
                               METATEC CORPORATION
                        1992 DIRECTORS' STOCK OPTION PLAN


         The Metatec Corporation 1992 Directors' Stock Option Plan (the "Original Plan"), as previously amended by Amendment No. 1 dated March 21, 1994 ("Amendment No. 1"), and Amendment No. 2 dated January 25, 1995, and
Amendment No. 3 dated January 24, 1996 ("Amendment No. 3") (together with the Original Plan, collectively, the "Plan"), is hereby amended pursuant to the following provisions:

Section 1.        DEFINITIONS.

         All capitalized terms used in this amendment which are not otherwise defined herein shall have the respective meanings given such terms in the Plan.

Section 2.        ANNUAL GRANTS.

         The annual Option grants provided for in Section 5 of the Original Plan, as amended by Section 3 of Amendment No. 1, as further amended by Section 2 of Amendment No. 3, shall continue through the first nine annual meetings of the shareholders of the Company following the effective date of the Original Plan.

Section 3.        ADDITIONAL ONE-TIME GRANTS.

         The One-Time Option grants provided for in Section 4 of Amendment No. 1 shall continue for each person who first becomes an Eligible Director at any time during the period beginning on the day of the 1997 annual meeting of the shareholders of the Company and ending on the day after the 2000 annual meeting of the shareholders of the Company.

Section 4.        SHARES SUBJECT TO PLAN.

         The maximum aggregate number of Shares with respect to which options (including the Options and the One-Time Options) may be granted under the Plan, as set forth in Section 3 of the Plan, as amended by Section 2 of Amendment No. 1, is increased by 50,000 Shares to a total of 210,000 Shares. Such aggregate number of Shares shall be subject to adjustment as provided in the Plan.

Section 5.        TERMINATION AND AMENDMENT OF PLAN.

         Section 10 of the Original Plan is hereby amended in its entirety to read as follows:

                  The Board may from time to time alter, amend, or suspend the Plan or may at any time terminate the Plan, provided that no such action shall materially and adversely affect any outstanding options without the consent of the respective Grantees of such options.

Section 6.        EFFECTIVE DATE; CONSTRUCTION.

         The effective date of this amendment is January 29, 1997, and this amendment shall be deemed to be a part of the Plan as of such date. In the event of any inconsistencies between the


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provisions of the Plan and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Plan shall continue in full force and effective without change.

         This amendment shall be submitted to the shareholders of the Company for approval as soon as practicable, but in any event not later than 12 months after this amendment has been approved by the board of directors of the Company. Notwithstanding the preceding paragraph or any other provisions of this amendment to the contrary, if this amendment is not approved by the shareholders of the Company within such 12-month period, this amendment and all Options granted with respect to the additional Shares subject to the Plan as a result of this amendment shall automatically become null and void and have no further force or effect, and the Plan shall continue in effect without this amendment.